Exhibit 5.1

Simpson Thacher & Bartlett LLP

2475 HANOVER STREET

PALO ALTO, CA 94304

TELEPHONE: +1-650-251-5000

FACSIMILE: +1-650-251-5002

Direct Dial Number	E-mail Address

April 17, 2025

Keysight Technologies, Inc.

1400 Fountaingrove Parkway

Santa Rosa, California 95403

Ladies and Gentlemen:

We have acted as counsel to Keysight Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus constituting a part thereof dated October 1, 2024 and the prospectus supplement dated April 10, 2025 to such prospectus (together, the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $750,000,000 aggregate principal amount of 5.350% Notes due 2030 (the “Notes”).

We have examined the Registration Statement, the Underwriting Agreement, dated April 10, 2025 (the “Underwriting Agreement”), between the Company and the underwriters named therein pursuant to which such underwriters have agreed to purchase the Notes, the Indenture, dated as of October 9, 2024 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture thereto, dated as of April 17, 2025 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), the Officer’s Certificate, dated April 17, 2025, delivered pursuant to the Indenture establishing the terms of the Notes, and duplicates of the global notes representing the Notes. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

NEW YORK  BOSTON  BRUSSELS  BEIJING  HONG KONG  HOUSTON  LONDON  LOS ANGELES  SÃO PAULO  TOKYO  WASHINGTON, D.C.

Keysight Technologies, Inc.	-2-	April 17, 2025

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

In rendering the opinion set forth below, we have assumed further that the execution, issuance, delivery and performance by the Company of the Underwriting Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the provisions of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 1.10 of the Base Indenture relating to the severability of provisions of the Base Indenture.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

Keysight Technologies, Inc.	-3-	April 17, 2025

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and the incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the use of our name under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP